Contacts	Immune Pharmaceuticals Ltd.:
Immune Pharmaceuticals Inc.:
777 Old Saw Mill River Road
Tarrytown, NY 10591
Anna Baran, Director of Investor Relations and
Corporate Communications
Tel: (914) 606-3500 or (646) 937-1941
anna.baran@immunepharma.com
15 Aba Even Avenue, 2nd Floor Herzliya-Pituach, 46733, Israel

Immune Pharmaceuticals Announces Focus on Capital Raising and Primary Listing in The
United States
Company to Transfer Swedish Listing to NASDAQ OMX First North Premier

TARRYTOWN, N.Y. September 30, 2013—Immune Pharmaceuticals Inc. (NASDAQ OMX Stockholm Exchange and OTCQX: IMNP) (“IMMUNE” or the “Company”) announced today that following the recent merger of Immune Pharmaceuticals Ltd. and EpiCept Corporation, the Company will focus its capital raising efforts in the United States to support its objective to up-list to a U.S. national securities exchange (NASDAQ or NYSE MKT), with the intention of that becoming its primary listing. As a result of the merger, NASDAQ OMX Stockholm AB has advised, and the Company has agreed, to seek the transition of its Swedish listing to NASDAQ OMX First North Premier, which maintains access to Nordic country capital and liquidity for existing shareholders, while requiring less market specific regulation.

As a result of the merger, the percentage of the Company’s outstanding shares traded on NASDAQ OMX Stockholm has been reduced from more than 80% to approximately 18%. The Company concluded that maintaining a primary listing on the OMX Stockholm Exchange was no longer appropriate.

Dr. Daniel Teper, IMMUNE Chairman and Chief Executive Officer explained, “IMMUNE is positioned to access capital available for biotech companies amid the current momentum for financing in the U.S. public markets. We believe a primary listing on a national exchange in the U.S. will benefit all shareholders, including our Swedish shareholders. IMMUNE is committed to the execution of its operational plan to achieve multiple clinical and business milestones in the next 18 months.”

About Immune Pharmaceuticals Inc.

Immune Pharmaceuticals Inc. (NASDAQ OMX Stockholm Exchange and OTCQX: IMNP) applies a personalized approach to treatment, developing novel, highly targeted antibody therapeutics to improve the lives of patients with inflammatory diseases and cancer. The Company’s lead product candidate, bertilimumab, is entering Phase II clinical studies for moderate-to-severe ulcerative colitis and bullous pemphigoid, with additional studies planned for Crohn’s disease and severe asthma. The Company is evaluating the use of its NanomAb® platform, a second generation antibody drug conjugate technology, with chemotherapeutics in order to enhance their safety and efficacy profiles by delivering the medicines directly to cancer cells. The Company’s growing oncology pipeline also includes proprietary antibodies and, clinical-stage small molecules that have been shown activity in a variety of solid tumors.

Immune is headquartered in Tarrytown, New York, with its primary research and development facilities in Herzliya-Pituach, Israel.

For more information, visit Immune’s website at www.immunepharmaceuticals.com.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal” or the negative of those words or other comparable words to be uncertain and forward-looking. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern; the risks associated with our ability to continue to meet our obligations under our existing debt agreements; the risk that clinical trials for bertilimumab, crolibulin or AmiKet™ will not be successful; the risk that bertilimumab, crolibulin, AmiKet™ or compounds arising from our NanomAb® program will not receive regulatory approval or achieve significant commercial success; the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all; the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials; the risk that we will not obtain approval to market any of our product candidates; the risks associated with dependence upon key personnel; the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.immunepharmaceuticals.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

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